EXHIBIT 4.1

NINTH AMENDMENT

TO

FINANCING AGREEMENT

AND WAIVER

This Ninth Amendment to Financing Agreement and Waiver (the “Amendment”) is entered into as September 7th, 2012, by and among IceWEB, Inc. (“IceWEB”), IceWEB Online, Inc., IceWeb Storage Corporation (“Storage”), and Cloud Storage Holdings, Inc. (“Cloud”; IceWEB, Inc., IceWEB Online, Inc., Cloud and IceWEB Storage Corporation are sometimes referred to individually as a “Client” and collectively as the “Clients”), and Sand Hill Finance, LLC (“SHF”).

RECITALS

A. Clients (other than Cloud) and SHF are parties to that certain Financing Agreement dated as of December 19, 2005, as amended by a First Amendment to Financing Agreement dated as of October 10, 2006, a Second Amendment to Financing Agreement dated as of November 16, 2006, a Third Amendment to Financing Agreement dated August 10, 2007, a Fourth Amendment to Financing Agreement dated December 19, 2007, a Fifth Amendment to Financing Agreement dated December 28, 2007, a Sixth Amendment to Financing Agreement dated as of February 28, 2008, a Seventh Amendment to Financing Agreement dated as of February 28, 2008, and an Eighth Amendment to Financing Agreement dated as of November 2010 (collectively, the “Agreement”). Each of the parties hereto desires to amend the Agreement in accordance with the terms of this Amendment.

B. As of the date hereof, there is owing under the Agreement a principal amount of $2,052,360.76, together with fees and costs of enforcement. Such amount, plus accruing interest and costs and accrued and accruing attorneys’ fees and costs are hereinafter sometimes referred to herein as the “Existing Debt.”

NOW, THEREFORE, the parties agree as follows:

Defined Terms. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Agreement.

Acknowledgement of Liability. As of the date of this Agreement, Clients owe SHF an amount equal to the Existing Debt. Each Client reaffirms all of its obligations under the Agreement. The security interests granted to SHF in the Agreement in the Collateral remain perfected, first priority liens.

Waiver. SHF waives the Events of Default set forth in the Notice of Event of Default dated April 3, 2012. This waiver does not constitute a waiver of any other violations of the Agreement. SHF reserves all rights under the Agreement and applicable law to exercise such remedies.

Interest Rate. Beginning September 1, 2012, the Existing Debt shall bear interest at a rate equal to twelve percent (12.0%) per annum.

Payments. Clients shall pay SHF $25,000 per month on account of the Existing Debt, beginning with the payment made on August 27, 2012 (receipt of which SHF acknowledges) and continuing on the 25th day of each month for so long as any part of the Existing Debt is outstanding. Each payment shall be applied first to fees and costs of collection, then to interest, and then to principal. Any failure to make such payment on any such date shall constitute an Event of Default, upon which date the entire amount of the Existing Debt shall, at the option of SHF, become due and payable.

Maturity Date. Clients shall repay the entire unpaid amount of the Existing Debt on the later to occur of (i) the Forbearance Termination Date and (ii) December 19, 2013.

Cloud. Cloud is a “Client” under the Agreement.

General. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, and the Transaction Documents, as amended hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of SHF under the Agreement, as in effect prior to the date hereof. Clients ratify and reaffirm the continuing effectiveness of all agreements and instruments delivered or entered into in connection with the Agreement.

Representations. Each Client represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

“SHF”	“CLIENTS”

SAND HILL FINANCE, LLC	ICEWEB, INC.

By: /s/ Mark Cameron	By: /s/ Robert M. Howe III

Title: Principal	Title: Chief Executive Officer

ICEWEB ONLINE, INC.

By: Robert M. Howe III

Title: Chief Executive Officer

CLOUD STORAGE HOLDINGS, INC.

By: Robert M. Howe III

Title: Chief Executive Officer

ICEWEB STORAGE CORPORATION

By: Robert M. Howe III

Title: Chief Executive Officer

Address for Clients:
22900 Shaw Road, Suite 111
Sterling, VA 20166
Telephone No.: (571) 287-2405
Facsimile No.: (571) 287-2396

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